Exhibit 99.1

Littlefield Corporation Announces Q1 2009 Results

AUSTIN, Texas--(BUSINESS WIRE)--April 28, 2009--Littlefield Corporation (OTCBB: LTFD) today announced results for the first quarter of 2009. The Company reported record first quarter 2009 revenue from continuing operations which increased 24% over the prior year mainly reflecting the contribution of seven acquired halls coupled with relatively stable performance throughout its regional operations in Texas, South Carolina, Alabama and Florida. Notably, South Carolina operations showed tentative signs of recovery from the approximate twenty-five percent year-over-year declines seen during the last half of 2008.

The Company reported income from continuing operations of approximately $393,000 compared to a loss from continuing operations of approximately $112,000 in the comparable prior year period --- an improvement of over $500,000. The higher revenue in conjunction with restructuring actions taken last year contributed to the earnings improvement.

In April 2009, the Company disposed of Premiere Tents & Events thereby strategically focusing on its Entertainment business with bingo operations in four states: Texas, South Carolina, Alabama and Florida.

The disposition of Premiere Tents & Events is the final transaction in the disposition of Littlefield Hospitality which had included units engaged in catering and party rentals. The disposition of Premiere Tents & Events is expected to result in a gain which will be included in Q2 2009 results.

The Entertainment segment is referred to as “continuing” operations and the Hospitality segment as “discontinued” operations in this report.

The Q1 2009 results include approximately $284,000 of notable items: $158,000 of expense from the effects associated with the start-up of new halls and re-openings at halls in Texas, $85,000 of legal expenses for South Carolina, Texas and Furtney litigation, $10,000 of acquisition related expenses and $31,000 for non-cash stock-based compensation. The Company is working to reduce the negative impact of the Texas start-up operations and its legal fees should be more manageable with the recently reported South Carolina settlement. In addition, the Company expects the Furtney litigation to conclude this calendar year.

The Q1 2008 earnings included approximately $397,000 of notable items: $240,000 from Texas start-ups and re-openings, $143,000 from legal expenses related to South Carolina and Texas and Furtney litigation and $14,000 for non-cash stock-based compensation expense.

Highlights of the first quarter compared to the prior year follow; for comparability these have been adjusted to exclude the Hospitality segment:

  Total consolidated Q1 2009 revenue was a record $2,825,261, up $555,332 or 24% from last year.
  Total consolidated Q1 2009 gross profit including the noted items was $1,171,458, up $459,452 or 65% versus 2008 mainly from the contribution of acquisitions in South Carolina and Florida mentioned above and the effect of restructuring actions taken including the closure of certain under-performing halls in Texas; excluding the noted items gross profit was $1,329,903, up $377,781 or 40%.
  Income from continuing operations including the notable items described above was $392,992, up $504,552 over the prior year loss from continuing operations of $111,560; excluding the noted items Q1 2009 income from continuing operations was $677,000 compared to income from continuing operations of $285,098 in Q1 2008.

The following report is based upon unaudited financial statements.

REVENUE
	Q1 2009	Q1 2008	Variance	% Change
LTFD Corporation	$2,825,261	$2,269,929	$555,332	24%
Entertainment	2,805,185	2,249,987	555,198	25%
Other	20,076	19,942	134	NM

Entertainment revenue was largely affected favorably by the contribution of revenue from a net of seven halls acquired since the beginning of last year in South Carolina and Florida; a total of nine halls were acquired and two under-performing halls were closed. The first quarter is typically the strongest quarter especially in South Carolina. Other revenue reflects ancillary revenue not included in the Entertainment segment.

The trend of quarterly year-over-year revenue changes has been as follows; the Hospitality business was sold in April 2009:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%
TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)
TREND OF REVENUE CHANGES	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009
LTFD Corp	(10%)	(6%)	(3%)	5%	24%
Entertainment	(4%)	(5%)	(2%)	12%	25%
Hospitality	(25%)	(11%)	(9%)	(17%)	(1%)

The trend of revenue changes correlates closely with the recessionary trends of the American economy and the effect of renovations and start-up of halls in Texas. Though revenues have begun to improve in Q4 2008 and thereafter, it is important to remember that the Company made several acquisitions which have contributed to the growth of revenues.

GROSS PROFIT
	Q1 2009	Q1 2008	Variance	% Change
LTFD Corporation	$1,171,458	$712,006	$459,452	65%
Entertainment	1,151,382	692,281	459,101	66%
Other	20,076	19,725	351	NM

The Entertainment gross profit increase was mainly attributed to the acquisitions described above, certain hall closures, expense reductions and a reduction of staff associated with the discontinued halls.

CORPORATE OVERHEAD
	2009	2008	Variance	% Change
FIRST QUARTER	$541,915	$546,968	($5,053)	(1%)

For the quarter, the corporate overhead expense excluding depreciation and the noted items was approximately equal to the prior year. The net decrease reflected a staff reduction offset by certain compensation changes. Corporate overhead does not include depreciation of $29,494 in Q1 2009 and $31,981 in Q1 2008. This is consistent with past presentation of this information.

INCOME (LOSS) and BASIC EPS FROM CONTINUING OPERATIONS
	2009	2008	Variance
Q1 Income (Loss)	$392,992	($111,560)	$504,552
Q1 Basic Earnings (Loss) per share	$0.02	($0.01)	$0.03
Q1 Basic weighted average shares outstanding	16,754,901	11,738,662	5,016,239

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s income from continuing operations for Q1 2009 was approximately $677,000 compared to income from continuing operations of approximately $285,000 in Q1 2008. The increased Q1 2009 basic weighted shares outstanding reflect the private placement of an additional 5,190,568 shares on March 27, 2008.

NET INCOME (LOSS) and BASIC EPS (INCLUDING DISCONTINUED OPERATIONS)
	2009	2008	Variance
Q1 Net Income (Loss)	$282,589	($341,495)	$624,084
Q1 Basic Earnings (Loss) per share	$0.02	($0.03)	$0.05
Q1 Basic weighted average shares outstanding	16,754,901	11,738,662	5,016,239

The loss from discontinued operations was $110,403 and $229,935 during Q1 2009 and Q1 2008, respectively. It is worthy of note that basic weighted average shares outstanding increased by over 5,000,000 shares in the above comparison.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“The first quarter of 2009 was a busy time with the Company continuing to reduce its operating expenses while digesting several acquisitions totaling approximately $1,800,000 and simultaneously closing two bingo halls and disposing of Premiere Tents & Events.

All of this was accomplished in an environment which provided significant challenges and discouraging national economic news.

The first quarter financial results are therefore understandably gratifying particularly as we have a multitude of opportunities to continue to improve operations as well as the opportunity to deliberately and patiently pursue several attractive acquisitions.

While the results have been favorably impacted by acquisitions the performance of the core Texas portfolio and the rebound in South Carolina are noteworthy. These trends currently appear to be continuing and there are significant opportunities to mine further operational savings coupled with revenue growth.

I would like to thank the employees of the Company for their continued dedication and undeterred efforts to achieve these results in the face of these challenging economic conditions.

I look forward to answering your questions during the Conference Call on Friday.”

Earnings will be discussed in a conference call on Friday, May 1, 2009, at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation
Cecil Whitmore, 512-476-5141
Investor Relations
Fax: 512-476-5680
cwhitmore@littlefield.com